Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(NASDAQ: DESC)

Contact:

At the Company:

Peter J. Tallian

Chief Financial Officer

(203) 678-2148

DISTRIBUTED ENERGY SYSTEMS COMPLETES

$12.5 MILLION FINANCING WITH PERSEUS

Company to Hold Investor Conference Call on Monday, June 11th at 4:30PM (EDT)

WALLINGFORD, CT, June 5, 2007 – Distributed Energy Systems Corp. (NASDAQ: DESC) has completed the initial $12.5 million financing with an investment fund managed by Perseus, L.L.C. Perseus is a merchant bank and private equity fund management company headquartered in Washington, D.C.

Under terms of the previously announced agreement, Distributed Energy Systems received $12.5 million in cash from Perseus. In exchange, the company issued Perseus 12.5% senior secured promissory notes, due on March 1, 2008 and secured by all of the assets of Distributed Energy Systems and its material subsidiaries. The company also issued to Perseus a five-year warrant for up to 7,954,536 shares of common stock at an exercise price of $0.80 per share.

The company said the definitive transaction agreement contemplates an additional $15 million investment by Perseus. Closing of the subsequent investment is subject to approval by the shareholders of Distributed Energy Systems. Proceeds from this investment would be used to repay in full the initial $12.5 million loan. Upon funding of this $15 million, the company will issue a senior secured convertible promissory note, due on November 30, 2008. This note will be convertible into shares of Distributed Energy Systems’ common stock at $1.20 per share, or at 75% of its market price, whichever is lower, at the time Perseus makes the investment.

Simultaneous with the issuance of the $15 million note, Distributed Energy Systems would issue a warrant to Perseus for up to 34,989,629 shares of common stock at exercise prices ranging from $0.80 to $3.00 per share. In addition, Distributed Energy Systems is pursuing commercially reasonable efforts to sell its Proton Energy Systems business. Further details of the financing transaction and its provisions are contained in the company’s 8-K filings.

Ambrose L. Schwallie, Distributed Energy Systems’ chief executive officer, said: “Thanks to the Distributed Energy Systems team and the knowledgeable energy group at Perseus, we have reached an agreement that bolsters our financial resources. It is a vital first step that, we believe, will facilitate the action required to reach operating profitability.”

Bud Cherry, chairman of the Distributed Energy Systems Board of Directors, commented: “The closing of this initial transaction was identified in our recent SEC filing as a critical step in the rebuilding of the company. We are pleased that our leadership and the Perseus team were able achieve this milestone. We welcome the support and participation of Perseus, an experienced energy technology investor. Distributed Energy Systems must now execute and deliver results which create value for all of our stakeholders.”

John C. Fox, senior managing director of Perseus, stated: “Distributed generation is part of the energy wave of the future. We made an investment in Distributed Energy Systems because we believe the company is well positioned to capitalize on the increasing global demand for distributed generation power technologies.”

Jefferies & Company, Inc., acted as sole placement agent in connection with the transaction.

Conference Call Monday, June 11th

The company will host a conference call on Monday, June 11, at 4:30PM Eastern time. Individuals wishing to participate in the conference call should dial 866-761-0749, or for international calls 617-614-2707. The call will also be broadcast live over the Internet and can be accessed by interested parties at www.investorcalendar.com, or through the investors’ section of the Distributed Energy Systems website at www.distributed-energy.com. For interested individuals unable to join the call or Web cast, a replay will be available through Monday, June 25, 2007, by dialing 888-286-8010 or, for international calls, 617-801-6888, pass code 26426369, or on the company’s Web site.

About Perseus, L.L.C.

Perseus, L.L.C. is a private equity fund management company headquartered in Washington, D.C., with an office in New York and affiliate offices in Munich and New Delhi. Founded in 1995, Perseus invests in companies with which it can participate in the strategic planning, operations and development and thereby add significant value to the investment. Perseus and its affiliates manage seven investment funds with capital commitments totaling over $1.6 billion. Perseus has been one of the most active private equity investors in the energy technology industry and has made 18 energy technology investments in such sectors as distributed generation, clean fuels, solar power, power storage, oil recycling, and grid enhancing technologies. All references in this press release to Perseus are intended to refer to Perseus, L.L.C. and its managed investment funds. For more information, visit http://www.perseusllc.com.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. The company delivers a combination of practical, ready-today energy solutions and solid business platforms for capitalizing on the changing energy landscape. For more information visit http://www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy Systems’ goals, future revenue and profitability, financial sustainability, and anticipated growth and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy Systems’ actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy Systems disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy Systems’ forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy Systems’ Form 10-Q for the quarter ended March 31, 2007, and other filings Distributed Energy Systems may make from time to time with the SEC.